UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2011

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5721 SE Columbia Way, Suite 200

Vancouver, WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 20, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of Northwest Pipe Company (the “Company”) approved the Northwest Pipe Company 2011 Salaried Employee Cash Incentive Plan (the “Incentive Plan”). Pursuant to the terms of the Incentive Plan, salaried employees including each of the Company’s executive officers (“Participants”) will be eligible for an annual cash incentive award. Target awards will be based on a percentage of each Participant’s annual base salary, with the actual amount of the award determined based on achievement of established levels of Income Before Income Taxes and/or Operating Income, as adjusted to exclude extraordinary or unusual items (“Income”). Each year, for purposes of determining awards under the Incentive Plan, the Committee will establish threshold, target and maximum levels of Income. No awards will be made if the threshold level of Income is not achieved. The amount of the award will be 100 percent of the target award if the target level of Income is achieved, with the amount of the award increasing to a maximum of 200 percent of the target award at or above the maximum level of Income. Awards based on achievement of Income levels in between the threshold and maximum levels of Income will be determined based on a linear function. All awards to Participants under the Incentive Plan are subject to the approval of the Committee.

On May 20, 2011, Scott Montross was elected as the Company’s Executive Vice President and Chief Operating Officer effective as of May 23, 2011. Mr. Montross, 46, served as Executive Vice President, Flat Products Group of Evraz, Inc. NA., a specialty and commodity steel manufacturer, from March 2010 through April 2011. Mr. Montross served as Vice President General Manager, Evraz Oregon Steel from February 2007 through February 2010. Prior to that, Mr. Montross served as Vice President of Sales at Oregon Steel Mills, Inc. from June 2003 through February 2007. Mr. Montross will have an annual base salary of $400,000 and will be eligible to participate in each of the incentive compensation and other benefit plans available to the other executive officers of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on May 26, 2011.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ ROBIN GANTT
Robin Gantt,
Vice President and Chief Financial Officer